Exhibit 10.23

EnerNOC, Inc.

Summary of 2010 Executive Officer Bonus Plan

The Company’s executive officers have the following bonus targets (expressed as a percentage of salary unless otherwise stated):

Name and Position	Target Bonus (%)
Timothy G. Healy Chief Executive Officer and Chairman	100%

David B. Brewster President	75%

David M. Samuels Executive Vice President	70%

Timothy Weller Chief Financial Officer and Treasurer	65%

Darren P. Brady Senior Vice President and Chief Operating Officer	50%

Gregg M. Dixon Senior Vice President of Marketing	115%

Kevin Bligh Chief Accounting Officer	30%

Each executive officer’s 2010 bonus amount (the “Bonus Amount”) will be determined based upon the achievement of certain pre-determined individual and corporate performance objectives. Specifically, each executive officer’s Bonus Amount will be weighted as follows: 80% will be based on the Company’s achievement of certain revenue, gross profit, net income (loss) and cash flow targets applicable to 2010, which targets have been set by the Board, and 20% will be discretionary based on the achievement of individual or departmental performance goals (the “Discretionary Bonus Amount”) The Discretionary Bonus Amount will be recommended by the Company’s chief executive officer, except in the case of the Company’s chief executive officer, whose Discretionary Bonus Amount will be based on the recommendation of the compensation committee of the board of directors. The bonuses will be paid within 90 days of the determination of the Bonus Amounts. Actual Bonus Amounts may be higher or lower than the executive’s bonus target.